NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES EXPLANATORY NOTE This Amendment No. 1 to Form 25 is being filed to correct the description of the consideration payable to stockholders of Hewitt Associates, Inc., a Delaware corporation (Hewitt) in connection with the merger of a wholly owned subsidiary of Aon Corporation, a Delaware corporation (Aon) with and into Hewitt pursuant to the Agreement and Plan of Merger, dated as of July 11, 2010 (the Merger Agreement), among Aon, Alps Merger Corp., a Delaware corporation and a wholly owned subsidiary of Aon (Merger Sub), Alps Merger LLC, a Delaware limited liability company and a wholly owned subsidiary of Aon, and Hewitt. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Hewitt (the Merger), with Hewitt continuing as the surviving corporation and a wholly owned subsidiary of Aon. The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 18, 2010, pursuant to the provisions of Rule 12d2-2(a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 1, 2010 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Hewitt and Merger Sub became effective on October 1, 2010. Each share of Class A Common Stock of Hewitt (Hewitt Common Stock) was converted into the right to receive, as consideration for the Merger (the Merger Consideration), at the election of the holder of such share, either (1) $25.61 in cash and 0.6362 of a share of Aon common stock (the Mixed Consideration), (2) $50.46 in cash (the Cash Electing Consideration) or (3) 0.7494 shares of Aon common stock and $21.19 in cash (the Stock Electing Consideration). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 4, 2010.